Exhibit 99.1

The St. Joe Company Reports Third Quarter 2010 Results

Airport Traffic Greatly Exceeds Expectations

WATERSOUND, Fla.--(BUSINESS WIRE)--November 2, 2010--The St. Joe Company (NYSE: JOE) today announced a Net Loss for the third quarter ended September 30, 2010 of $(13.1) million, or $(0.14) per share, including pre-tax charges of $13.1 million, or $0.09 per share after tax. This compares to a Net Loss in the third quarter of 2009 of $(14.5) million, or $(0.16) per share, which included pre-tax charges of $12.9 million or $0.08 per share after tax. Third quarter 2010 pre-tax charges included an $8.8 million reserve for litigation involving a contract dispute related to a 1997 land purchase, a $2.6 million charge for legal and clean-up costs resulting from the Deepwater Horizon oil spill and $1.7 million of restructuring charges.

Year-to-Date Net Loss for 2010 was $(33.2) million, or $(0.36) per share including pre-tax charges of $15.8 million or $0.11 per share after tax. This compares to a Net Loss during the same period of 2009 of $(71.4) million, or $(0.78) per share, which included pre-tax charges of $79.1 million or $0.52 per share after tax.

“We have been very pleased with activity at the new Northwest Florida Beaches International Airport since its opening in May,” said St. Joe’s President and CEO, Britt Greene. “Passenger traffic at the new airport has already exceeded the total 2009 passenger traffic at the old airport, and Southwest Airlines reports that their service has been profitable since day one and has greatly exceeded their expectations. Given St. Joe’s vast and valuable land holdings, including over 300,000 acres within 40 miles of the new airport, the Company is well positioned to capture its share of growth across the commercial and residential segments as demand from businesses and consumers increases in the region.”

Segment Results

During the third quarter, St. Joe’s residential business sold 12 homesites across its resort communities at an average price of $271,200, and nine homesites across its primary communities at an average price of $57,300.

Earlier this year, as part of its commercial initiatives, St. Joe launched VentureCrossings Enterprise Centre at West Bay encompassing the first 1,000 acres to be developed by the Company within the West Bay Sector Plan adjacent to the new airport. Site development has begun and vertical construction is scheduled to begin in early 2011 on an office building that St. Joe will occupy as part of its previously announced corporate headquarters relocation. The Company will break ground this year on a 300-space long-term covered parking facility at the entrance to the airport and also break ground early next year on a light industrial building within VentureCrossings.

In the third quarter, St. Joe continued to have success creating value from the Company’s other commercial land holdings:

  St. Joe sold 10 acres of the 115 acres at Topsail, the Company’s mixed-use project near the west intersection of Highway 98 and County Road 30-A in Walton County. The site was sold to Wal-Mart for $2.5 million, or $250,000 per acre. Wal-Mart will construct one of its new coastal prototype 78,000 square foot stores at the location. St. Joe continues to hold approximately 220,000 square feet of entitled commercial land and 610 entitled multi-family units at Topsail.
  The Company sold 3.7 acres in Bay County for $1.2 million, or $316,000 per acre. This parcel was sold to Book-it.com, an on-line travel agency, for purposes of expanding its current office complex.

As part of St. Joe’s commercial strategy to generate recurring revenues:

  The Company entered into a build-to-suit lease with CVS for a 1.7-acre site that St. Joe owns in Port St. Joe. Upon completion of construction, the Company will collect ground and building rent under the long-term lease.
  Subsequent to the end of the third quarter, the Company reached an agreement to sign a triple-net ground lease on a 2.2-acre site with Express Lane, a chain of convenience stores throughout Northwest Florida and South Georgia. Express Lane will operate a gas station, convenience store and fast food operation on the site which is located at the northeast intersection of Highway 79 and State Road 388 within the West Bay Sector Plan.

The Company’s rural land sales during the third quarter included sales of 226 acres for $0.7 million or $3,212 per acre. In September, the Company also conveyed 322 acres to the Florida Department of Transportation (FDOT) as part of FDOT’s purchase of land from St. Joe in 2006. As a result, the Company recognized $3.5 million of previously deferred revenue and pre-tax income this quarter. As part of the 2006 agreement, St. Joe received $46 million of cash. The Company conveys the land and recognizes revenue when FDOT is prepared to take title.

Forestry revenues during the third quarter of 2010 were $6.8 million from the sale of 273,000 tons of sawtimber and pulpwood.

Liquidity and Balance Sheet

On September 30, 2010, St. Joe had cash of $196.4 million, pledged treasury securities of $25.7 million and debt of $38.3 million, $25.7 million of which is defeased debt. The Company's $125 million revolving credit facility remained undrawn at September 30, 2010. During the third quarter St. Joe received a $67.7 million tax refund from the United States Department of the Treasury.

“Our solid balance sheet and efficient operating structure positions us to take advantage of the opportunities from the increased economic activity that we expect as a result of the opening of the new airport,” said William S. McCalmont, St. Joe’s Executive Vice President and CFO.

Capital expenditures for the nine months ended September 30, 2010 were $10.6 million, compared to $10.9 million for the same period in 2009. In addition, St. Joe incurred cash overhead costs of $18.7 million during the quarter, which included reserves of $4.9 million for litigation and $2.6 million for legal and environmental clean-up costs resulting from the Deepwater Horizon oil spill, compared to $13.7 million for the third quarter last year.

Deepwater Horizon Oil Spill

“The Company has filed lawsuits in Delaware state court against Halliburton, M-I SWACO and Transocean, three of the parties responsible for the Deepwater Horizon oil spill,” said McCalmont. “We are vigorously pursuing a full and complete recovery for the damages suffered by the Company as a result of this incident.”

Land Holdings and Land Use Entitlements

On September 30, 2010, St. Joe owned approximately 576,000 acres, concentrated primarily in Northwest Florida. Approximately 404,000 acres, or 70 percent of the Company's total land holdings, are within 15 miles of the coast of the Gulf of Mexico.

On September 30, 2010, St. Joe's land-use entitlements totaled approximately 31,600 residential units and approximately 11.6 million square feet of commercial space, as well as an additional 642 acres with land-use entitlements for commercial uses.

FINANCIAL DATA ($ in millions except per share amounts) Consolidated Statements of Operations

	Quarter Ended Sept. 30,		Nine Months Ended Sept. 30,
	2010	2009	2010	2009
Revenues
Real estate sales	$10.9	$24.3	$15.5	$53.0
Resort and club revenues	8.8	9.7	24.1	24.8
Timber sales	6.8	7.0	21.0	20.4
Other revenues	0.6	0.9	1.8	2.9
Total revenues	27.1	41.9	62.4	101.1
Expenses
Cost of real estate sales	3.3	22.5	5.1	38.2
Cost of resort and club revenues	8.8	9.6	24.9	26.0
Cost of timber sales	5.3	5.1	14.8	14.8
Cost of other revenues	0.5	0.7	1.6	1.8
Other operating expenses	12.3	8.8	27.8	32.1
Corporate expense, net	9.8	6.0	23.3	20.1
Pension settlement charge	--	--	--	44.7
Restructuring charge	1.7	1.8	4.4	1.8
Impairment losses	--	11.1	0.6	32.6
Depreciation and amortization	3.4	3.7	10.2	11.5
Total expenses	45.1	69.3	112.7	223.6
Operating loss	(18.0)	(27.4)	(50.3)	(122.5)
Other income (expense)	(3.7)	1.2	(3.7)	3.3
Pretax loss from continuing operations	(21.7)	(26.1)	(54.0)	(119.2)
Income tax (expense) benefit	8.6	11.8	21.3	47.5
Equity (loss) in income of unconsolidated affiliates	--	(0.1)	(0.5)	(0.1)
Discontinued operations, net of tax	--	(0.2)	--	(0.4)
Net loss	(13.1)	(14.6)	(33.2)	(72.2)
Less: Net loss attributable to non-controlling interest	--	0.1	--	0.8
Net loss attributable to The St. Joe Company	$(13.1)	$(14.5)	$(33.2)	$(71.4)
Net loss per share	$(0.14)	$(0.16)	$(0.36)	$(0.78)

Weighted average shares outstanding	91,773,482	91,496,677	91,635,193	91,357,912

Revenues by Segment

	Quarter Ended Sept. 30,		Nine Months Ended Sept. 30,
	2010	2009	2010	2009
Residential
Real estate sales	$3.0	$21.9	$5.1	$37.6
Resort and club revenues	8.8	9.7	24.2	24.8
Other revenues	0.5	0.8	1.5	2.6
Total Residential	12.3	32.4	30.8	65.0
Commercial
Real estate sales	3.6	2.1	4.0	2.5
Rental revenues	0.1	0.1	0.1	0.3
Total Commercial	3.7	2.2	4.1	2.8
Rural Land sales	4.3	0.3	6.5	12.9
Forestry sales	6.8	7.0	21.0	20.4
Total revenues	$27.1	$41.9	$62.4	$101.1

Summary Balance Sheet

	September 30, 2010	December 31, 2009
Assets
Investment in real estate	$746.8	$749.5
Cash and cash equivalents	196.4	163.8
Notes receivable	11.4	11.5
Pledged treasury securities	25.7	27.1
Prepaid pension asset	39.8	42.3
Property, plant and equipment, net	13.7	15.2
Income taxes receivable	--	63.7
Other assets	25.1	26.3
Total assets	$1,058.9	$1,099.4

Liabilities and Equity
Debt	$38.3	$39.5
Accounts payable, accrued liabilities	109.1	106.3
Deferred income taxes	38.2	57.3
Total liabilities	$185.6	$203.1
Total equity	873.3	896.3
Total liabilities and equity	$1,058.9	$1,099.4

Debt Schedule

	September 30, 2010	December 31, 2009
Defeased debt	$25.7	$27.1
Community Development District debt	12.6	12.4
Total debt	$38.3	$39.5

Cash Overhead

	Quarter Ended Sept. 30,		Nine Months Ended Sept. 30,
	2010	2009	2010	2009

Other operating expenses	$12.3	$8.8	$27.8	$32.1
Corporate expense	9.8	6.0	23.3	20.1
Total GAAP overhead	$22.1	$14.8	$51.1	$52.2
Plus overhead capitalized	0.3	0.4	0.9	1.5
Less non-cash overhead	(3.7)	(1.4)	(8.8)	(7.2)
Total cash overhead	$18.7	$13.7	$43.2	$46.5

Cash overhead is a non-GAAP financial measure. We believe this information is useful to investors in understanding the underlying operational performance of the Company, its business and performance trends. Specifically, we believe that the reduction in total cash overhead shows investors the cash savings achieved by management through various restructuring initiatives. Although we believe disclosure of total cash overhead enhances investors’ understanding of our business and performance, this non-GAAP financial measure should not be considered an alternative to GAAP basis financial measures.

Other Operating and Corporate Expenses ($ in millions)

	Quarter Ended Sept. 30,		Nine Months Ended Sept. 30,
	2010	2009	2010	2009
Employee costs	$5.1	$6.9	$16.2	$18.9
Non-cash stock compensation costs	1.9	0.8	4.7	7.5
Property taxes and insurance	2.2	2.3	7.8	10.4
Marketing and homeowner association cost	1.0	1.0	3.5	3.9
Occupancy, repairs and maintenance	1.0	1.2	3.0	4.5
Professional fees	8.9	1.6	11.2	6.0
Other	0.6	0.9	2.0	2.9
Pension expense (income)	1.7	0.4	3.6	(0.4)
Capitalized costs	(0.3)	(0.3)	(0.9)	(1.5)
Total other operating and corporate expense	$22.1	$14.8	$51.1	$52.2

Conference Call Information

On November 2, 2010, at 10:30 a.m. (EDT), St. Joe will host a conference call to review the Company’s results for the third quarter ended September 30, 2010.

If you wish to participate in the call, please phone 888.208.1711 (for domestic calls) or 913.312.0411 (for international calls) approximately ten minutes before the scheduled start time. You will be asked for a Confirmation Code which is: 8190446. St. Joe will also webcast the conference call in a listen-only format on the Company’s website.

On the afternoon of the call, you may access a replay of the call by phoning 888.203.1112 (for domestic calls) or 719.457.0820 (for international calls) using access code 8190446. Access to the replay will be available until 11:59 PM (EDT) on November 6, 2010. A webcast archive of the conference call will be posted to the Company’s website approximately 90 minutes following the call and will be available until November 9, 2010.

About St. Joe

The St. Joe Company, a publicly held company currently based in WaterSound, is one of Florida's largest real estate development companies and Northwest Florida's largest private landowner. St. Joe is primarily engaged in real estate development and sales, with significant interests in timber. More information about the Company can be found on its website at www.joe.com.

Forward-Looking Statements

We have made forward-looking statements in this release pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements in this release that are not historical facts are forward-looking statements. You can find many of these forward-looking statements by looking for words such as “intend,” “anticipate,” “believe,” “estimate,” “expect,” “plan,” “should,” “forecast” or similar expressions. In particular, forward-looking statements include, among others, statements about the following:

  future operating performance, revenues, earnings and cash flows;
  future residential and commercial demand, opportunities and entitlements;
  development approvals and the ability to obtain such approvals, including possible legal challenges;
  the number of units or commercial square footage that can be supported upon full build out of a development;
  the number, price and timing of anticipated land sales or acquisitions;
  estimated land holdings for a particular use within a specific time frame;
  the levels of resale inventory in our developments and the regions in which they are located;
  the development of relationships with strategic partners, including commercial developers and homebuilders;
  future amounts of capital expenditures;
  the amount and timing of future tax refunds;
  timeframes for future construction and development activity; and
  the projected economic impact of the new Northwest Florida Beaches International Airport.

Forward-looking statements are not guarantees of future performance. You are cautioned not to place undue reliance on any of these forward-looking statements. These statements are made as of the date hereof based on our current expectations, and we undertake no obligation to update the information contained in this release. New information, future events or risks may cause the forward-looking events we discuss in this release not to occur.

Forward-looking statements are subject to numerous assumptions, risks and uncertainties. Factors that could cause actual results to differ materially from those contemplated by a forward-looking statement include the risk factors described in our annual report on Form 10-K and our quarterly reports on Form 10-Q, as well as, among others, the following:

  a delay in the recovery of real estate markets in Florida and across the nation, or any further downturn in such markets;
  any renewed crisis in the national financial markets and the financial services and banking industries;
  a delay in the recovery of national economic conditions, or any further economic downturn;
  economic conditions in Northwest Florida, Florida as a whole and key areas of the southeastern United States that serve as feeder markets to our Northwest Florida operations;
  the adverse impact to Northwest Florida, the Gulf of Mexico and other coastal states resulting from the Deepwater Horizon oil spill in the Gulf of Mexico;
  The possible negative effects from any future oil spill incidents in the Gulf of Mexico or perceived risk regarding the possibility of future oil spill incidents;
  possible negative effects from oil or natural gas drilling if permitted off the coast of Northwest Florida;
  availability of mortgage financing, increases in foreclosures and increases in interest rates;
  changes in the demographics affecting projected population growth in Florida, including the migration of Baby Boomers;
  the inability to raise sufficient cash to enhance and maintain our operations and to develop our real estate holdings;
  an event of default under our credit facility or the restructuring of such debt on terms less favorable to us;
  possible future write-downs of the book value of our real estate assets and notes receivable;
  the termination of sales contracts or letters of intent due to, among other factors, the failure of one or more closing conditions or market changes;

  the failure to attract homebuilding customers for our developments, or their failure to satisfy their purchase commitments;
  the failure to attract desirable strategic partners, complete agreements with strategic partners and/or manage relationships with strategic partners going forward;
  natural disasters, including hurricanes and other severe weather conditions, and their impact on current and future demand for our products in Florida;
  the expense and management distraction associated with possible securities class action litigation;
  whether our developments receive all land-use entitlements or other permits necessary for development and/or full build-out or are subject to legal challenge;
  local conditions such as the supply of homes and homesites and residential or resort properties or a decrease in the demand for real estate in an area;
  timing and costs associated with property developments;
  the pace of commercial and economic development in Northwest Florida;
  competition from other real estate developers;
  decreases in pricing of our products and the related profit margins;
  increases in operating costs, including real estate taxes and the cost of construction materials;
  changes in the amount or timing of federal and state income tax liabilities resulting from either a change in our application of tax laws, an adverse determination by a taxing authority or court, or legislative changes to existing laws;
  the failure to realize significant improvements in job creation and public infrastructure in Northwest Florida, including the expected economic impact of the new Northwest Florida Beaches International Airport;
  a reduction or termination of air service at Northwest Florida Beaches International Airport, especially any reduction or termination of Southwest Airlines’ service;
  potential liability under environmental laws or other laws or regulations;
  changes in laws, regulations or the regulatory environment affecting the development of real estate or forestry activities;
  potential liability relating to construction defects;
  fluctuations in the size and number of transactions from period to period;
  the prices and availability of labor and building materials;
  increases in homeowner insurance rates and deductibles for property in Florida, particularly in coastal areas, and decreases in the availability of property insurance in Florida;
  high property tax rates in Florida, future increases in such rates and changes in property tax classifications;
  significant tax payments arising from any acceleration of deferred taxes;
  increases in gasoline prices; and
  acts of war, terrorism or other geopolitical events.

The foregoing list is not exhaustive and should be read in conjunction with other cautionary statements contained in our periodic and other filings with the Securities and Exchange Commission.

© 2010, The St. Joe Company. “St. Joe,” “VentureCrossings” and the "Taking Flight" design are service marks of The St. Joe Company.

CONTACT:
St. Joe
Investor Contact:
David Childers, 904-301-4302
dchilders@joe.com
or
Media Contact:
ICR, LLC
James McCusker, 203-682-8245
jmccusker@icrinc.com
or
Media Inquiries Regarding the Deepwater Horizon Litigation:
Bickel & Brewer
Travis J. Carter, 214-653-4856
tcarter@bickelbrewer.com